EXHIBIT 10.1

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Second Amendment to Employment Agreement is dated April 30, 2020 and is between Douglas B. Woodworth (“Executive”) and Steel Services Ltd. (the “Company”).
Reference is made to the March 12, 2019 Employment Agreement between Executive and the Company as previously amended on April 15, 2020 (the “Agreement”). The purpose of this Second Amendment is to amend the Agreement to provide for a Base Salary Reduction (defined below). Defined terms used in this Second Amendment and not defined shall be as defined in the Agreement.

1.
Base Salary Reduction. The Company shall reduce Executive’s Base Salary to $293,475 effective May 1, 2020 (the “Base Salary Reduction”). Subject to Section 2 below, Executive acknowledges and agrees that: (a) the Base Salary Reduction is not a salary deferral; (b) the Base Salary Reduction shall not constitute “Good Reason” under the Agreement with respect to a material decrease in Base Salary; (c) Executive waives any and all rights to terminate his employment for “Good Reason” pursuant to Section 5(a) of the Agreement relating to the Base Salary Reduction; and (d) Executive waives all claims against the Company relating to the Base Salary Reduction.

2.
Failure to Rescind Base Salary Reduction. Notwithstanding anything herein to the contrary, in the event the Company does not fully rescind the Base Salary Reduction on or before July 1, 2020: (a) Executive shall be entitled to claim that the Base Salary Reduction does constitute “Good Reason” under the Agreement with respect to a material decrease in Base Salary; (b) Executive shall be entitled to terminate his employment for “Good Reason” pursuant to Section 5(a) of the Agreement; and (c) any and all of Executive’s potential claims against the Company relating to the Base Salary Reduction that Executive waived pursuant to Section 1(d) above shall be revived.

3.
Calculation of Executive’s Severance Payment. In the event after May 1, 2020, Executive becomes eligible for a Severance Payment because Executive’s employment with the Company is terminated pursuant to Section 5(a) of the Agreement, the Company shall calculate Executive’s Base Salary for the Severance Payment on the basis of the greater of: (i) Executive’s Base Salary on the date of the termination of Executive’s employment with the Company or (ii) Executive’s Base Salary immediately prior to the Effective Date of the First Amendment to Employment Agreement.

4.
Headings. The headings of the sections contained in this Second Amendment are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Second Amendment or the Agreement.

5.
Counterparts. This Second Amendment may be executed in counterparts, and such counterparts shall be considered as part of one agreement. A signed copy of this Second Amendment delivered by e-mail or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Second Amendment.

6.
Miscellaneous Provisions. Executive and the Company acknowledge and agree that: (i) except as modified by this Second Amendment, the Agreement and all terms and conditions thereof shall remain in full force and effect; (ii) the covenants, agreements, terms and conditions contained in this Second Amendment shall bind and inure to the benefit of the parties hereto and, except as may otherwise be provided in the Agreement, as hereby modified and supplemented, their respective legal successors and assigns; and (iii) this Second Amendment may not be changed orally but only by a writing signed by both parties.

“COMPANY”

STEEL SERVICES LTD.

By: /s/ Pete Marciniak

Title: Senior Vice President Human Resources

“EXECUTIVE”

/s/ Douglas B. Woodworth
Douglas B. Woodworth